Exhibit (d)(2)
TENDER AND SUPPORT AGREEMENT
     This TENDER AND SUPPORT AGREEMENT (this “Agreement”), dated as of September 28, 2009, is entered into by and among the persons listed on Schedule I hereto (each, a “Stockholder”), ASP GT Holding Corp., a Delaware corporation (“Parent”) and ASP GT Acquisition Corp., a Delaware corporation and a wholly owned Subsidiary of Parent (the “Purchaser”).
     WHEREAS, contemporaneously with the execution of this Agreement, Parent, the Purchaser and GenTek Inc., a Delaware corporation (the “Company”), are entering into an Agreement and Plan of Merger, dated as of the date hereof (as amended from time to time, the “Merger Agreement”), providing, among other things, for (i) an offer by the Purchaser (the “Offer”) to purchase all of the outstanding shares of common stock, no par value, of the Company (the “Company Common Stock”) (such shares of the Company Common Stock to be purchased are hereinafter referred to as the “Shares”), at a price per Share of $38.00 (such amount or any different amount per Share that may be paid pursuant to the Offer, the “Offer Price”) and (ii) following the acceptance for payment of Shares pursuant to the Offer, the merger of the Purchaser with and into the Company (the “Merger”) pursuant to which all then outstanding shares of Company Common Stock will be converted into the right to receive the Offer Price (without interest and less any applicable withholding tax);
     WHEREAS, each Stockholder is the beneficial owner of such number of Shares and Equity Interests, each as set forth opposite such Stockholder’s name on Schedule I hereto (such Shares, together with any other Shares in the Company beneficially owned by such Stockholder and any other Shares in the Company of which such Stockholder obtains beneficial ownership after the date hereof (including through the exercise or conversion of Equity Interests), being collectively referred to herein as the “Covered Shares” of such Stockholder); and
     WHEREAS, as a condition of and material inducement to Parent’s and the Purchaser’s willingness to enter into the Merger Agreement, each of the Stockholders has agreed to enter into this Agreement and tender and vote his or its Covered Shares as described herein.
     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and in the Merger Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:
     1. Certain Definitions. For the purposes of this Agreement, unless the context otherwise requires, capitalized terms used and not otherwise defined in this Agreement shall have the respective meanings ascribed to them in this Section 1, or if no meaning is ascribed in this Section 1 or elsewhere in this Agreement, then such terms shall have the respective meanings ascribed to them in the Merger Agreement.
     “affiliate” has the meaning set forth in the Merger Agreement; provided, however, that the Company shall be deemed not to be an affiliate of Stockholder for purposes of this Agreement.

     “beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act, including all securities as to which such Person has the right to acquire, without regard to the 60-day period set forth in such rule.
     “Transfer” means, with respect to any Equity Interest or other security, including the Covered Shares, the direct or indirect transfer, sale (including short sale), pledge, hypothecation, encumbrance, assignment or other disposition (whether by sale, merger, consolidation, liquidation, dissolution, dividend, distribution or otherwise) of such Equity Interest or other security or the beneficial ownership thereof, the offer to make such a transfer, sale, pledge, hypothecation, encumbrance, assignment or other disposition, and each option, agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing. As a verb, “Transfer” shall have a correlative meaning.
     2. Voting Agreement. At any meeting of the stockholders of the Company, however called, or at any adjournment thereof, or in any other circumstance in which the vote, consent or other approval of the stockholders of the Company is sought (in writing or otherwise), each Stockholder shall, and shall instruct any holder of record of such Stockholder’s Covered Shares (except to the extent such Covered Shares have been tendered to Purchaser in the Offer and not withdrawn) to, (i) appear at each such meeting or otherwise cause all of such Stockholder’s Covered Shares to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all such Covered Shares (A) in favor of adopting the Merger Agreement, and the approval of the Merger and each of the other transactions contemplated by the Merger Agreement and this Agreement and any other matter that must be approved by the stockholders of the Company in order for the transactions contemplated by the Merger Agreement to be consummated, including the election to the Board of any person designated by Parent or the Purchaser in accordance with Section 1.8 of the Merger Agreement, and (B) against any proposal, action or Contract that would reasonably be expected to result in (1) a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of the Company under the Merger Agreement, (2) any of the conditions set forth in Article 6 or Annex I of the Merger Agreement not being fulfilled or satisfied, (3) any action (including any amendment to the Company Certificate or the Company Bylaws, as in effect on the date hereof), agreement or transaction that would reasonably be expected to frustrate the purposes of, impede, hinder, interfere with, nullify, prevent, delay or adversely affect the consummation of the transactions contemplated by the Merger Agreement, including the Offer, (4) any Acquisition Proposal or (5) any merger, acquisition, sale, consolidation, reorganization, recapitalization, extraordinary dividend, dissolution, liquidation or winding up of or by the Company, or any other extraordinary transaction involving the Company (other than the Merger).
     3. Agreement to Tender. Each Stockholder shall validly tender (and shall not withdraw), pursuant to and in accordance with the terms of the Offer and the Offer Documents, such Stockholder’s Covered Shares into the Offer. In furtherance, and without limiting the generality, of the foregoing, promptly, but in any event no later than ten Business Days after commencement of the Offer, each Stockholder shall (i) deliver or cause to be delivered to the depositary designated in the Offer Documents (A) a letter of transmittal with respect to his or its Covered Shares in the form included in the Offer Documents and otherwise complying with the terms of the Offer, (B) any certificates representing his or its Covered Shares and (C) any and all other documents or instruments required to be delivered pursuant to the terms of the Offer or the Offer Documents and (ii) instruct and cause any other Person who is the holder of record of any Covered Shares beneficially owned by such Stockholder (including such Stockholder’s broker) to validly tender (and not withdraw, unless either the Offer or this Agreement terminates pursuant to Section 8 hereof) such Covered Shares pursuant to and in accordance with the terms and conditions of the Offer and the Offer Documents.
     4. No Disposition.
          (a) No Disposition or Adverse Act. Stockholder hereby covenants and agrees that, except as contemplated by this Agreement, the Merger Agreement and the Offer Documents, each Stockholder shall not, directly or indirectly, (i) offer to Transfer, Transfer or consent to any Transfer of any or all of his or its Covered Shares or any interest therein without the prior written consent of Parent, (ii) enter into any Contract with respect to any Transfer of any of his or its Covered Shares or any interest therein, (iii) grant any proxy, power-of-attorney, right of first offer or refusal or other authorization or consent in or with respect to any of his or its Covered Shares, (iv) deposit any of his or its Covered Shares into a voting trust or enter into a voting agreement or arrangement with respect to any of his or its Covered Shares, (v) otherwise permit any Liens to be created on any Covered Shares or (vi) take any other action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect in any material respect or in any way restrict, limit or interfere in any material respect with the performance of such Stockholder’s obligations hereunder or the transactions contemplated hereby. Any attempted Transfer of Covered Shares or any interest therein in violation of this Section 4(a) shall be null and void.
     5. Waiver of Appraisal and Dissenters’ Rights. Each Stockholder hereby irrevocably waives and agrees not to exercise any and all rights of appraisal or rights to dissent from the Merger that such Stockholder may have.
     6. Notices of Certain Events. Each Stockholder shall promptly notify Parent and the Purchaser of any development occurring after the date hereof that causes any breach of any of the representations and warranties of Stockholder set forth in this Agreement.
     7. Representations and Warranties of Stockholder. Each Stockholder hereby represents and warrants to Parent as follows:
          (a) Title. Each Stockholder is, and during the Term will be, the sole beneficial and, except as otherwise set forth on Schedule I, record owner of and has good and marketable title to the Shares and other Equity Interests set forth opposite such Stockholder’s name on Schedule I. Such Shares and other Equity Interests constitute all of the capital stock and any other Equity Interests in the Company owned of record or beneficially by such Stockholder on the date hereof and except for such Shares and such Equity Interests, such Stockholder is not the beneficial owner of, and does not have any right to acquire (whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing), any Shares or any other Equity Interests in the Company. Such Stockholder has the sole power, directly or indirectly, to vote, dispose of, exercise and convert, as applicable, and to demand or waive any appraisal rights or issue instructions with respect to the matters set forth in this Agreement, in each case with respect to all of the Shares and other Equity Interests set forth opposite such Stockholder’s name on Schedule I with no limitations, qualifications or restrictions on such rights, subject to applicable securities Laws and the terms of this Agreement. Except as permitted by this Agreement, such Shares and other Equity Interests, and any certificates representing such Shares, are now, and at all times during the Term will be, held by such Stockholder free and clear of any and all liens, pledges, claims, options, powers of attorney, proxies, voting trusts or agreements, security interests, understandings or arrangements or any other encumbrances whatsoever on title, transfer or exercise of any rights of a stockholder in respect of such Shares and other Equity Interests (other than as created by this Agreement) (collectively, “Liens”). Except as provided in this Agreement, there are no agreements or arrangements of any kind, contingent or otherwise, to which Stockholder is a party obligating Stockholder to Transfer or cause to be Transferred, any of Stockholder’s Shares or other Equity Interests. Except pursuant to this Agreement, no Person has any contractual or other right or obligation to purchase or otherwise acquire any of Stockholder’s Shares or other Equity Interests.
          (b) Organization and Qualification. Such Stockholder, if not an individual, is a legal organization duly organized and validly existing and in good standing under the Laws of the jurisdiction of its organization.
          (c) Authority. Such Stockholder has all necessary power and authority and legal capacity to execute and deliver this Agreement, to perform his or its obligations hereunder, and to consummate the transactions contemplated hereby, and no other proceedings or actions on the part of such Stockholder are necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby. This Agreement constitutes a valid and legally binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).
          (d) Due Execution and Delivery. This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming due authorization, execution and delivery hereof by Parent, constitutes a legal, valid and binding agreement of Stockholder, enforceable against such Stockholder in accordance with its terms.
          (e) No Filings; No Conflict or Default. Except for the filing with the SEC of any Schedules 13D or 13G or amendments to Schedules 13D or 13G and filings under Section 16 of the Exchange Act and filings under the HSR Act, no filing with, and no consent, approval, authorization or permit of, or declaration or registration with or notification to, any Governmental Entity or any other Person is necessary for the execution and delivery of this Agreement by such Stockholder, the consummation by such Stockholder of the transactions contemplated hereby or the compliance by such Stockholder with the provisions hereof. None of the execution, delivery or performance of this Agreement by such Stockholder, the consummation by such Stockholder of the transactions contemplated hereby or compliance by such Stockholder with any of the provisions hereof will (with or without notice or lapse of time or both) (i) result in a violation or breach of, or constitute a default (or give rise to any third party right of termination, cancellation, modification, acceleration or entitlement) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, permit, Contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind, including any voting agreement, proxy arrangement, pledge agreement, shareholders agreement or voting trust, to which such Stockholder is a party or by which such Stockholder or any of such Stockholder’s properties or assets (including the Covered Shares) may be bound, (ii) result in the creation of a Lien on any of such Stockholder’s assets or property (including the Covered Shares), (iii) violate any judgment, order, writ, injunction, decree or award of any court, administrative agency or other Governmental Entity that is applicable to such Stockholder or any of such Stockholder’s properties or assets or (iv) constitute a violation by such Stockholder of any Law or regulation of any jurisdiction.
          (f) No Litigation. There is no suit, claim, action, proceeding, hearing, notice of violation, investigation, arbitration or demand letter pending or, to the knowledge of such Stockholder, threatened against or affecting Stockholder, or such Stockholder’s assets or property, at Law or in equity before or by any Governmental Entity or any other Person that could reasonably be expected to impair the ability of Stockholder to perform his or its obligations hereunder or consummate the transactions contemplated hereby. No Stockholder is subject to any outstanding order, writ, injunction, judgment, decree or arbitration ruling, settlement, award or other finding that would impair the ability of such Stockholder to perform his or its obligations hereunder or consummate the transactions contemplated hereby.
          (g) Opportunity to Review; Reliance. Stockholder has had the opportunity to review the Merger Agreement and this Agreement with counsel of its own choosing. Stockholder understands and acknowledges that Parent and Purchaser are entering into the Merger Agreement in reliance upon Stockholder’s execution, delivery and performance of this Agreement.
          (h) No Fees. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Stockholder.
     8. Termination. The term (the “Term”) of this Agreement, with respect to any Stockholder, shall commence on the date hereof and shall terminate upon the earliest of (i) the mutual written agreement of Parent and such Stockholder, (ii) the Effective Time, (iii) the date of termination of the Merger Agreement in accordance with its terms and (iv) any withdrawal or modification of the Company Board Recommendation in accordance with the terms of the Merger Agreement; provided that nothing herein shall relieve any party hereto from liability for any breach of this Agreement and Sections 8 and 10 shall survive any termination of this Agreement. Upon termination of this Agreement, any Covered Shares tendered into the Offer prior to such termination may be withdrawn from the Offer.
     9. Fiduciary Responsibilities. Nothing in this Agreement shall be construed to prohibit any Stockholder or any of such Stockholder’s Representatives who is an officer or member of the Company Board from taking any action in his or her capacity as an officer or member of the Company Board in accordance with the terms of the Merger Agreement and applicable Delaware law.

     10. Miscellaneous.
          (a) Entire Agreement. This Agreement (together with Schedule I) constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other Person any rights or remedies hereunder.
          (b) Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated hereby. At the other party’s reasonable request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.
          (c) Disclosure. Each Stockholder hereby authorizes Parent and the Purchaser to publish and disclose in the Offer Documents, any announcement or disclosure required by the Nasdaq Marketplace Rules, any filing with any Governmental Entity required to be made under the Merger Agreement, and, if approval of the Company’s stockholders is required under applicable Law, the Proxy Statement (including all documents and schedules filed with the SEC in connection with either of the foregoing), its identity and ownership of the Covered Shares and the nature of its commitments, arrangements and understandings under this Agreement.
          (d) No Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by operation of Law or otherwise without the prior written consent of the Stockholders (in the case of any assignment by Parent) or Parent (in the case of an assignment by any Stockholder). Any purported assignment not permitted under this Section 10(d) shall be null and void.
          (e) Binding Successors. Without limiting any other rights Parent may have hereunder in respect of any Transfer of the Covered Shares, each Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Covered Shares beneficially owned by such Stockholder and his or its affiliates and shall be binding upon any Person to which legal or beneficial ownership of such Covered Shares shall pass, whether by operation of Law or otherwise, including such Stockholder’s heirs, guardians, administrators or successors.
          (f) Amendments. This Agreement may not be amended, changed, supplemented or otherwise modified except by an instrument in writing signed on behalf of Parent and each Stockholder against whom such amendment, change, supplement or modification is sought to be enforced.
          (g) Notice. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered or sent if delivered in Person or sent by facsimile transmission (provided confirmation of facsimile transmission is obtained), (b) on the fifth Business Day after dispatch by registered or certified mail or (c) on the next Business Day if transmitted by national overnight courier, in each case as follows:
     If to the Stockholders:
     At the respective addresses and facsimile numbers set forth on Schedule I hereto.
     If to Parent:
ASP GT Acquisition Corp.
c/o American Securities LLC
The Chrysler Center
666 Third Avenue
New York, NY 10017
Attn: Matthew F. LeBaron
Tel: (212) 476-8000
Fax: (212) 697-5524
     with a copy (which will not constitute notice to Parent) to:
Weil Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attn: Michael E. Lubowitz
Tel: (212) 310-8566
Fax: (212) 310-8007
          (h) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.
          (i) Remedies. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at Law or in equity shall be cumulative and not alternative, and the exercise of any such right, power or remedy by any party hereto shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.
          (j) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at Law or in equity, or to insist upon compliance by any other party hereto with such party’s obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of such party’s right to exercise any such or other right, power or remedy or to demand such compliance.
          (k) No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
          (l) Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to Laws that may be applicable under conflicts of Laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.
          (m) Submission to Jurisdiction. Each of the parties hereto hereby irrevocably and unconditionally submits, for himself or itself, as applicable, and his or its property, as applicable, to the exclusive jurisdiction of the Court of Chancery of Delaware State, or, in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the Federal courts of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any action, suit or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action, suit or proceeding except in such courts, (ii) agrees that any claim in respect of any such action, suit or proceeding may be heard and determined in such Delaware State court or, to the extent permitted by Law, in such Federal court, (iii) waives, to the fullest extent it may legally and effectively do so, and agrees not to assert, any objection which it may now or hereafter have to the laying of venue of any such action, suit or proceeding in any such Delaware State or Federal court, and (iv) waives, to the fullest extent permitted by Law, and agrees not to assert, in any such action, suit or proceeding the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Delaware State or Federal court or any claim that it is not subject personally to the jurisdiction of such courts, that his or its property is exempt or immune from attachment or execution, or that this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby may not be enforced in or by such courts. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10(g). Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.
          (n) Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE

AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10(n).
          (o) Specific Performance. The parties hereto agree that irreparable damage would occur to Parent and the Purchaser in the event that any of the provisions of this Agreement were not performed by Stockholder in accordance with their specific terms or were otherwise breached by any party and that money damages may not be an adequate remedy therefor. It is accordingly agreed that, Parent and the Purchaser shall be entitled to an injunction or injunctions against any Stockholder to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity. The terms of this Section 10(o) shall not be deemed to be superseded, amended or modified in any respect by the terms of any other provisions of this Agreement.
          (p) Interpretation. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders. As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits, Annexes and Schedules to this Agreement. All references in this Agreement to “$” are intended to refer to U.S. dollars. Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive.
          (q) Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
          (r) Expenses. All costs and expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred the same, whether or not the transactions contemplated by this Agreement or the Merger Agreement are consummated.

          (s) No Ownership Interest. Nothing contained in this Agreement shall be deemed, upon execution, to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Stockholders, and Parent shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct any Stockholder in the voting of any of the Covered Shares, except as otherwise provided herein.
[Signature page follows.]

     IN WITNESS WHEREOF, Parent and the Purchaser have caused this Agreement to be duly executed as of the day and year first above written.

ASP GT ACQUISITION CORP.

By:	/s/ Matthew F. LeBaron

	Name:	Matthew F. LeBaron
	Title:	President

ASP GT HOLDING CORP.

By:	/s/ Matthew F. LeBaron

	Name:	Matthew F. LeBaron
	Title:	President
[Signature page to Tender and Support Agreement]

     IN WITNESS WHEREOF, Stockholders have caused this Agreement to be duly executed as of the day and year first above written.

HAWKEYE CAPITAL MANAGEMENT, LLC

By:	/s/ Richard Rubin

	Name:	Richard Rubin
	Title:	Managing Member

/s/ Richard A. Rubin

Richard A. Rubin

/s/ William E. Redmond, Jr.

/s/ William E. Redmond, Jr.

/s/ Thomas Testa

Thomas Testa

/s/ Robert Novo

Robert Novo

/s/ Vincent J. Opalewski

/s/Vincent J. Opalewski

/s/ Douglas Grierson

Douglas Grierson
[Signature page to Tender and Support Agreement]

SCHEDULE I

Name and Contact	Shares Owned
Information for Stockholder	Beneficially and of Record	Other Equity Interests Held

Hawkeye Capital Management LLC Richard A. Rubin	904,934	None
800 3rd Avenue
10th Floor
New York, NY 10022

William E. Redmond, Jr.	137,064	Options to purchase
c/o 90 East Halsey Road		157,997 shares of Common
Parsippany, NJ 07054		Stock; 150 Tranche C Warrants, convertible into 484.13 shares of Common Stock

Thomas Testa	36,943	Options to purchase 52,136
c/o 90 East Halsey Road		shares of Common Stock
Parsippany, NJ 07054

Robert Novo	51,283	Options to purchase 26,896
c/o 90 East Halsey Road		shares of Common Stock
Parsippany, NJ 07054

Vincent J. Opalewski	32,510	Options to purchase 39,796
c/o 90 East Halsey Road		shares of Common Stock
Parsippany, NJ 07054

Douglas Grierson	10,429	Options to purchase 19,442
c/o 90 East Halsey Road		shares of Common Stock
Parsippany, NJ 07054